SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549


                                  FORM 15


          Certification and Notice of Termination of Registration Under
Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                      Commission File Number 000-25578


                          Software Artistry, Inc.
           (Exact name of registrant as specified in its charter)


                           9025 North River Road
                        Indianapolis, IN 46240-7622
                               (317) 843-1663
            (Address, including zip code, and telephone number,
                    including area code, of registrant's
                        principal executive offices)


                    Common Stock, no par value per share
          (Title of each class of securities covered by this Form)


                                    None
               (Titles of all other classes of securities for
                     which a duty to file reports under
                      Section 13(a) or 15(d) remains)


               Please place an x in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


     Rule 12g-4(a)(1)(i)     [X]     Rule 12h-3(b)(1)(ii)      [ ]
     Rule 12g-4(a)(1)(ii)    [ ]     Rule 12h-3(b)(2)(i)       [ ]
     Rule 12g-4(a)(2)(i)     [ ]     Rule 12h-3(b)(2)(ii)      [ ]
     Rule 12g-4(a)(2)(ii)    [ ]     Rule 15d-6                [ ]
     Rule 12h-3(b)(1)(i)     [X]

          Approximate number of holders of record as of the certification or notice date: 1

          Pursuant to the requirements of the Securities Exchange Act of 1934, Software Artistry, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  February 2, 1998             By: /s/ Thomas E. Vanneman
                                        ------------------------
                                        Name:  Thomas E. Vanneman
                                        Title: Vice President, Finance,
                                               Chief Financial Officer and
                                               Secretary